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                                                                                          EXHIBIT 12
                                             TANDY CORPORATION

                        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


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                                            Three Months Ended June 30,      Six Months Ended June 30,
                                            --------------------------      --------------------------
(In thousands, except ratios)                  1996            1995            1996            1995
- -----------------------------               ----------      ----------      ----------      ----------
Ratio of Earnings to Fixed Charges:

Net income                                  $    9,299      $   37,964      $   23,779      $   76,899
Plus provision for income taxes                  5,492          23,766          14,048          48,140
                                            ----------      ----------      ----------      ----------
Income before income taxes                      14,791          61,730          37,827         125,039
                                            ----------      ----------      ----------      ----------

Fixed charges:
Interest expense and amortization of
  debt discount                                  8,887           5,190          16,017          15,850
Amortization of issuance expense                    62             134             125             203
Appropriate portion (33 1/3%) of rentals        19,357          17,227          39,152          34,975
                                            ----------      ----------      ----------      ----------
  Total fixed charges                           28,306          22,551          55,294          51,028
                                            ----------      ----------      ----------      ----------

Earnings before income taxes and
  fixed charges                             $   43,097      $   84,281      $   93,121      $  176,067
                                            ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges                1.52            3.74            1.68            3.45
                                            ==========      ==========      ==========      ==========

Ratio of Earnings to Fixed Charges and
  Preferred Dividends:

Total fixed charges, as above               $   28,306      $   22,551      $   55,294      $   51,028
Preferred dividends                              1,571           1,631           3,176           8,122
                                            ----------      ----------      ----------      ----------

Total fixed charges and preferred dividends $   29,877      $   24,182      $   58,470      $   59,150
                                            ==========      ==========      ==========      ==========

Earnings before income taxes, fixed
  charges and preferred dividends           $   43,097      $   84,281      $   93,121      $  176,067
                                            ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges and
  preferred dividends                             1.44            3.49            1.59            2.98
                                            ==========      ==========      ==========      ==========


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